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              AMAZON.COM ANNOUNCES PRICING AND INCREASE IN SIZE OF
                OFFERING OF SUBORDINATED CONVERTIBLE DEBENTURES


SEATTLE,WA--(January 28, 1999)--Amazon.com, Inc. (NASDAQ: AMZN) today announced that it has increased the size of its private offering of Convertible Subordinated Notes (the "Notes") and increased the size of this offering from $500 million to approximately $1.25 billion aggregate principal amount of 4.75% Convertible Subordinated Notes due 2009. The Notes will be convertible into the Company's common stock, at the option of the holder, at a conversion price of $156.05 per share, representing a conversion premium of 27% over today's closing price. The Company has granted the initial purchasers an option to purchase additional notes to cover over-allotments, if any.

The Notes have been sold, subject to customary closing conditions, to qualified institutional buyers and to certain institutional accredited investors in a private placement under Rule 144A and Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Neither the Notes nor the common stock issuable upon conversion have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Amazon.com is headquartered at 1516 Second Avenue, Seattle, WA 98101. Internet address: http://www.amazon.com. Telephone: (206) 622-2335.